Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-136815 on Form S-3 of our reports dated February 27, 2009, relating to the consolidated financial statements and financial statement schedules of DTE Energy Company and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Detroit, Michigan
March 19, 2009